Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of Belpointe REIT, Inc. of our report dated June 11, 2019, relating to the financial statements of Belpointe REIT, Inc. as of December 31, 2018, and for the period from June 19, 2018 (formation) through December 31, 2018.

/s/ CITRIN COOPERMAN & COMPANY, LLP
CITRIN COOPERMAN & COMPANY, LLP

New York, New York
June 11, 2019